UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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MRU HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MRU Holdings, Inc.
1114 Avenue of the Americas
30th Floor
New York, New York 10036

September [__], 2005

Dear Stockholder:

You are invited to attend the 2005 Annual Meeting of Stockholders to be held on Tuesday, September 20, 2005, beginning at 9:30 a.m. Eastern Time. The meeting will be held at our principal executive offices located at 1114 Avenue of the Americas, 30th Floor, New York, New York 10036. The purpose of the meeting is to consider and vote upon the proposals described in the notice and the proxy statement accompanying this letter.

In addition to the formal items of business, I will review the Company’s major developments over the past year and share with you our plans for the future and you will have the opportunity to ask questions of the senior management of the Company.

A formal notice describing the business to come before the meeting, a proxy statement, and a proxy card are enclosed.

It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting in person, please vote your shares by completing, signing, and dating the enclosed proxy card, and returning it in the postage paid envelope provided. If you later decide to attend the meeting and vote in person, or if you wish to revoke your proxy for any reason before the vote at the meeting, you may do so and your proxy will have no further effect.

Sincerely,

Edwin J. McGuinn, Jr.
Chairman of the Board

1114 Avenue of the Americas
30th Floor
New York, New York 10036

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholder of MRU Holdings, Inc.:

Notice is hereby given that the 2005 Annual Meeting of Stockholders of MRU Holdings, Inc. will be held on Tuesday, September 20, 2005, at 9:30 a.m. Eastern Time, at the principal executive offices of the Company located at 1114 Avenue of the Americas, 30th Floor, New York, New York 10036 to consider and act upon the following matters each of which is described in greater detail in the accompanying proxy statement:

1.	to elect 6 directors to our Board of Directors;

2.	to adopt the Company’s 2005 Consultant Incentive Plan;

3.	to adopt an amendment and restatement to the Company’s 2004 Omnibus Incentive Plan;

4.
to approve an amendment to our Certificate of Incorporation, as currently in effect, to increase the number of authorized shares of common stock from 50 million shares to 200 million shares and the number of authorized shares of preferred stock from 5 million shares to 25 million shares; and

5.	to consider and transact such other business as may properly come before the annual meeting or any adjournment(s) thereof.

Only stockholders of record of our common stock at the close of business on August 22, 2005 are entitled to receive notice of, and to vote on, the business that may come before the annual meeting.

Whether or not you plan to attend the annual meeting, please complete, sign, date, and return the enclosed proxy card to our transfer agent as promptly as possible in the postage paid envelope provided. You may revoke the proxy at any time before it is exercised by following the instructions set forth in Voting of Proxies on the first page of the accompanying proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

Louis W. Zehil
Corporate Secretary

September [__], 2005

1114 Avenue of the Americas
30th Floor
New York, New York 10036

PROXY STATEMENT 2005 ANNUAL MEETING OF STOCKHOLDERS SEPTEMBER 20, 2005

This proxy statement is being furnished to you as a stockholder of record of MRU Holdings, Inc. as of August 22, 2005, in connection with the solicitation of proxies on behalf of our Board of Directors (the “Board”) for use at the 2005 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on September 20, 2005, beginning at 9:30 a.m. Eastern Time, at the principal executive offices of the Company located at 1114 Avenue of the Americas, 30th Floor, New York, New York 10036, or any adjournments thereof, for the purposes set forth in the accompanying Notice of 2005 Annual Meeting of Stockholders and as described in detail herein. The approximate date that this proxy statement and the enclosed proxy are first being sent to stockholders is September [__], 2005. Stockholders should review the information provided herein in conjunction with the Company’s Annual Report on Form 10-KSB for the period ended December 31, 2004 which accompanies this proxy statement.

Unless the context requires otherwise, references in this statement to the “Company”, “we”, “us”, or “our” refer to MRU Holdings, Inc. and its subsidiaries.

VOTING OF PROXIES

The enclosed proxy is solicited on behalf of the Board. Shares of our common stock represented by proxies properly signed and returned, unless subsequently revoked, will be voted at the Annual Meeting in accordance with the instructions marked on the proxy. If a proxy is signed and returned without indicating any voting instructions, the shares represented by the proxy will be voted (1) FOR the election of the nominees for directors named herein (2) FOR the adoption of the 2005 Consultant Incentive Plan, (3) FOR the adoption of the amendment to and restatement of the Company’s 2004 Omnibus Incentive Plan, (4) FOR the approval of an amendment to our Certificate of Incorporation increasing the number of shares of capital stock authorized for issuance and (5) by the proxies in their discretion on any other proposals as may properly come before the Annual Meeting.

If you have signed and returned the enclosed proxy you may nevertheless revoke such proxy at any time prior to the voting thereof either in person at the Annual Meeting or by filing with the Company’s transfer agent a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by our transfer agent prior to the voting of stockholders at the Annual Meeting. Unless you vote at the Annual Meeting or take other action, your attendance alone at the Annual Meeting will not revoke your proxy.

VOTING SECURITIES AND RIGHTS

Our Board of Directors has fixed the close of business on August 22, 2005 as the record date (the “Record Date”) for determining the holders of our common stock entitled to receive notice of, and to vote at, the Annual Meeting. As of the Record Date, there were issued and outstanding [___________] shares of our common stock entitled to vote at the Annual Meeting, held by approximately [__] registered stockholders. Stockholders as of the Record Date are entitled to one vote for each share of common stock on all matters presented at the Annual Meting. The presence, either in person or by properly executed proxy, of holders of the majority of the shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Attendance at the Annual Meeting is limited to stockholders as of the Record Date, their authorized representatives and guests of the Company.

The vote required for approval of each of the proposals before the stockholders at the Annual Meeting is specified in the description of such proposal below. For the purposes of determining whether a proposal has received the required vote, abstentions and broker non-votes will be included in the vote total, with the result that an abstention or broker non-vote, as the case may be, will have the same effect as if no instructions were indicated.

PURPOSE OF MEETING

At the Annual Meeting, the Company’s stockholders will consider and vote on the following matters:

1.	to elect 6 directors to our Board of Directors;

2.	to adopt the Company’s 2005 Consultant Incentive Plan;

3.	to adopt an amendment and restatement to the Company’s 2004 Omnibus Incentive Plan;

4.
to approve an amendment to our Certificate of Incorporation, as currently in effect, to increase the number of authorized shares of common stock from 50 million shares to 200 million shares and the number of authorized shares of preferred stock from 5 million shares to 25 million shares; and

5.	to consider and transact such other business as may properly come before the annual meeting or any adjournment(s) thereof.

PROPOSAL 1 ELECTION OF DIRECTORS

Shares of our common stock represented by properly executed and returned proxies will be voted, unless otherwise specified, in favor of the nominees for the Board named below. If, as a result of circumstances not known or unforeseen, any of such nominees is unavailable to serve as a director, proxies will be voted for the election of such other person or persons as the Board may select. Each nominee for director will be elected by a majority of votes cast at the Annual Meeting. The directors nominated for election at the Annual Meeting are Edwin J. McGuinn, Jr., Raza Khan, Vishal Garg, M. Paul Tompkins, Richmond T. Fisher and C. David Bushley.

INFORMATION ON DIRECTORS AND NOMINEES

The following provides certain information with respect to each of our directors, including the nominees for director. Except as otherwise indicated, each person has been or was engaged in his present or last principal occupation, in the same or a similar position, for more than five years.

Name	Age	Positions Held and Principal Occupations During the Past Five Years

Edwin J. McGuinn, Jr.	54
Chairman and CEO - In addition to his duties at MRU, Mr. McGuinn is also the President of eLOT, Inc and its subsidiary interest eLottery.com (formerly known as Executone, Inc), a telephony services and e-commerce provider for the governmental lottery industry. Prior to joining eLOT, Mr. McGuinn was President and CEO of Automated Trading Systems, Inc. (LimiTrader.com), an institutional electronic trading system for new issue and secondary corporate bonds. From 1992 to 1997, Mr. McGuinn was Senior Managing Director and Head of the Equity Products for Rodman & Renshaw and Mabon Securities specializing in mid-cap research and corporate finance for consumer services, specialty finance, health care and technology companies. From 1981 to 1992, Mr. McGuinn was a managing director and member of Lehman Brothers Fixed Income Operating Committee. While at Lehman Brothers, Mr. McGuinn was responsible for developing Lehman’s global presence in U.S. fixed income arbitrage and international fixed income trading, sales and research. During 1973 to 1981, Mr. McGuinn was a Senior Manager with Ernst & Young in the audit and management consulting divisions. Mr.

McGuinn sits on the advisory board of a venture capital company, and the board of directors of eLot, Inc. and Enigma Software Group, Inc., a New York City based public company developer of software and Internet-based systems. Mr. McGuinn received a Bachelor of Arts in Mathematics and Economics from Colgate University and a Master of Science in Accounting from New York University. He holds NASD Series 7, 8, and 24 licenses along with a CPA license from the State of New York.

Name	Age	Positions Held and Principal Occupations During the Past Five Years

Raza Khan	27
Co-Founder, President, and Director - Prior to MRU, Mr. Khan co-founded Silk Road Interactive, a consulting company advising clients on business and financial strategy, brand development and marketing, and technology. Mr. Khan worked with clients such as Sony Music, the White House Historical Association, Computers4Sure, Blades Board Skate, and RMH, a subsidiary of Advanta, among others. Mr. Khan has collaborated on the development of various innovations in the financial services sector including the development of human capital based investment instruments for which he has been cited in numerous articles and news segments including the Financial Times and CNN. He has lectured at the CATO Institute and the Harvard Business Club regarding investing in human capital. Mr. Khan also attended New York University.

Vishal Garg	27
Co-Founder, CFO, and Director - Prior to MRU, Mr. Garg was a Founder & Managing Partner at 1/0 Capital LLC and Schwendiman Technology Partners LLC - hedge funds focused on investments in emerging markets with approximately $125 million in combined firm assets. At Schwendiman, Mr. Garg managed a group of funds focused on emerging markets for large clients such as Bank Julius Baer, Credit Suisse Group, Republic National Bank / HSBC, Pictet & Cie., among others. In addition, he was the portfolio manager for a $15 million frontier markets managed account for Goldman, Sachs Commodities Corp. Prior to 1/0 and Schwendiman, Mr. Garg was with Morgan Stanley in the Latin America Investment Banking and M&A groups with a focus on telecom, technology and media companies. Prior to Morgan Stanley, he was with VZB Partners, as the Asia Pacific Portfolio Manager for the Strategos Fund, managing an investment portfolio of approximately $50 million, and co-managing a $10 million managed account for Rockefeller & Co. Mr. Garg graduated Beta Gamma Sigma with highest honors from the Stern School of Business at New York University.

M. Paul Tompkins	45
Director - Mr. Tompkins is the President of Tompkins Insurance Services Ltd. of Toronto, Canada, an insurance broker and advisor for life insurance and related services in estate planning and for pension and other benefit programs. He has served in this capacity since 1990.

C. David Bushley	[__]
Director - Mr. Bushley was elected to the Board on July 8, 2005. Mr. Bushley is the National Compensation Practice Leader for the Financial Services Industry at Mellon Financial Corporation and was formerly on the Board of Directors at Education Lending Group, Inc. Prior to joining Mellon Financial Corp., Mr. Bushley served as the Senior Vice President and Chief Financial Officer of Amdura Corporation and as the Senior Vice President and the Chief Lending Officer for Mortgage Banking at the Dime Savings Bank. Prior to this, Mr. Bushley spent 9 years with Merrill Lynch & Co. where he held a variety of senior management positions, including the position of President of Merrill Lynch Mortgage Company.

Name	Age	Positions Held and Principal Occupations During the Past Five Years
Richmond T. Fisher	46
Director - Mr. Fisher is the Co-Founder and Managing Director of RaceRock Capital Partners, LLC, a closely-held private equity firm located in Stamford Connecticut that provides expansion and acquisition capital to growth companies. Prior to joining RaceRock Capital Partners, Mr. Fisher was Founder and Managing Partner of Race Point Partners, LLC, a specialized business consulting firm serving private equity, venture capital, banks, and other organizations in need of specialized executive skills in the areas of risk assessment, stressed and distressed portfolio assessment, interim executive leadership and business turnaround. Prior to founding Race Point Partners, Mr. Fisher was Senior Vice President of Global Sales with Standard & Poors Investment Services and a member of their senior operating committee from January 2000 through April 2002. In addition, Mr. Fisher held the position of President and Chief Executive Officer at Standard & Poors Securities, Inc. in 1998 and 1999. Mr. Fisher currently holds NASD Series 7, 24 and 63 licenses.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

CORPORATE GOVERNANCE

We strive to maintain the confidence of our stockholders by adhering to the highest business standards and by conducting our business in accordance with all applicable laws, rules and regulations and the highest ethical standards and economic responsibilities. As such we have adopted a Code of Conduct which embodies these commitments and provides guidelines on the Company’s standard business practices and regulatory compliance which apply to all members of the Board, our officers and employees as well those consultants, agents and representatives retained by the Company. Our Code of Conduct is available at the Company’s website at www.mruholdings.com.

We have adopted a Code of Ethics which applies to our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and other senior financial and embodies principles to which such officers are expected to adhere and advocate.  These tenets for ethical business conduct encompass rules regarding both individual and peer responsibilities, as well as responsibilities to the Company’s employees, the public and other stockholders.  Our Code of Ethics is available at the Company’s website at www.mruholdings.com.

We have implemented a number of practices and procedures to strengthen our corporate governance practices, including the following:

•	strengthening our Board by adding new independent directors with appropriate experience;

•	adopting a revised written charter for our audit committee;

•	establishing a nominating and corporate governance committee responsible for recommending director nominees and developing and overseeing corporate governance standards for our company;

•	establishing a compensation committee responsible for making compensation decisions regarding our senior management team and administering our incentive plans; and

•	ensuring that each of our committees are composed exclusively of independent directors.

We will continue to review and, when appropriate, take additional steps in the future to continue to strengthen and develop our corporate governance practices to ensure that we are focused on the long-term benefit of our stockholders.

BOARD OF DIRECTORS

Our Board currently consists of six members who are elected annually. Each director holds office until the next annual meeting of stockholders, his death, resignation, removal, or until his successor has been elected. The Board elects our Chairman, President, Chief Executive Officer and Chief Financial Officer to serve until their successors are elected or they are removed. During 2004, the Board held 5 meetings and took other certain actions by unanimous written consent, and all directors attended at least 75% of the meetings of the Board. The Board has determined that the following three members, Mr. Tompkins, Mr. Fisher and Mr. Bushley, are independent as defined by the National Association of Securities Dealers listing standards.

Communications with the Board of Directors. The Board has established a process for stockholders to communicate questions or concerns about the Company directly to the Board. Such communications may be confidential or anonymous and may be submitted in writing to the Company’s Corporate Secretary, Louis W. Zehil, at 1345 Avenue of the Americas, New York, New York 10105.

Compensation of Directors. We reimburse the non-employee directors for their reasonable out-of-pocket expenses related to attending meetings of the Board. Management directors do not receive any compensation for their services as directors other than the compensation they receive as our officers.

BOARD COMMITTEES

The Board has established three standing committees comprised entirely of independent directors and has adopted written charters for each of these committees. Charters for each standing committee are available at the Company’s website at www.mruholdings.com. A copy of the Audit Committee Charter is attached hereto as Appendix A.

Audit Committee and Audit Committee Financial Expert. The Audit Committee was established on May 11, 2005 and is primarily concerned with the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, independence and qualifications of our independent auditor and performance of the company’s internal audit function. The Audit Committee is chaired by Mr. Fisher who the Board has determined is an “audit committee financial expert” as defined under applicable rules of the Securities and Exchange Commission. The Audit Committee will meet four times in 2005.

Nominating Committee. The Nominating Committee was established on July 11, 2005 and is responsible for the establishing criteria for director nominees and identifying qualified individuals for nomination as director nominees, annual reviews of director compensation and benefits, oversight of annual self-evaluations of the Board and its committees as well as director performance and Board dynamics. The Nominating Committee makes recommendations to the entire board concerning the structure and membership of the Board and its committees. The Nominating Committee will consider stockholder recommendations for director nominees which should be sent to the Nominating Committee c/o our Corporate Secretary, Louis W. Zehil, at 1345 Avenue of the Americas, New York, New York 10105. Mr. Tompkins is the Chairman of the Nominating Committee. The Nominating Committee is expected to meet once during 2005.

Compensation Committee. The Compensation Committee was established on July 11, 2005 and is responsible for reviewing and approving executive compensation and monitoring management resources, structure, succession planning, development, selection process and performance of key executives. The Compensation Committee administers the Company’s equity compensation plans. The Chairman of the Compensation Committee is Mr. Bushley. The Compensation Committee is expected to meet twice during 2005.

EXECUTIVE COMPENSATION

The following table summarizes the annual compensation paid to the Company’s named executive officers for the three years ended December 31, 2004, 2003 and 2002:

Summary Compensation Table:

Name and Position	Year	Annual Salary	Bonus	Securities Underlying Options/SARs (#)

Ed McGuinn	2004	$83,500		410,000
Chief Executive Officer	2003	--	--
	2002	--	--

Raza Khan	2004	$120,332		200,000
President	2003
	2002	--	--

Vishal Garg	2004	$120,332		200,000
Executive Vice President and Chief Financial Officer	2003
	2002	--	--

Option/SAR Grants in Last Fiscal Year:

Name and Position	No. of Securities Underlying Options	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Of Base Price ($/SH)	Expiration Date

Edwin J. McGuinn, Chief Executive Officer	410,000	42.26%	$1.60	7/8/2014

Raza Khan, President	200,000	20.6%	$1.00	7/8/2014

Vishal Garg, Executive Vice President and Chief Financial Officer	200,000	20.6%	$1.00	7/8/2014

Aggregate Option Exercises in Last Fiscal Year:

None of our named executive officers exercised stock options in 2004.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of December 31, 2004, the number of securities outstanding under the Company’s stock option plan, the weighted average exercise price of such options, and the number of options available for grant under such plan:

	(a) Number of securities to be issued on exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))

Equity compensation plans approved by security holders	978,500	$1.13	530,000
Equity compensation plans non approved by security holders	--	--	--
Totals	978,500	$1.13	530,000

EMPLOYMENT AGREEMENTS

We have entered into an executive employment agreement with our Chairman and CEO, Edwin J. McGuinn, Jr. The employment agreement provides for an initial annual base salary of $200,000. The agreement provides for a minimum annual increase in base salary of 10% and additional increases at the discretion of the Board of Directors. The employment agreement also provides for a minimum annual performance-based bonus of $50,000 and bonuses in excess thereof at the discretion of the Board of Directors. Under the agreement, Mr. McGuinn will also receive options to purchase up to 410,000 shares of our common stock made available under our 2004 Omnibus Incentive Plan (the “Plan”), which vest quarterly and become fully exercisable on November 1, 2005. Subsequent grants of stock options shall vest and be exercisable pursuant to the terms and conditions of the Plan. The exercise price of the 410,000 options will be $1.60 per share and the exercise price of any future option will be the fair market value of our common stock on the date such options are granted. Under the agreement, the Company is required to grant Mr. McGuinn 250,000 options at an exercise price of $3.00 per share, 25% of which vest and become exercisable on the grant date and an additional 12.5% vesting and becoming exercisable on the first day of each quarter thereafter, if the Company increases the number of shares of Common Stock available under the Plan.

Mr. McGuinn’s employment agreement expires on November 11, 2007, subject to extension or earlier termination. The agreement provides that if Mr. McGuinn is terminated by us without cause or if he terminates his employment agreement for good reason, he will be entitled to his base salary, guaranteed bonus and all health and benefits coverage until the expiration date of his employment agreement, plus one year of severance pay. At the election of Mr. McGuinn, in the event of such termination, his base salary and guaranteed bonus is payable by the Company within 45 days after his last day of employment. Additionally, all stock options granted to him will immediately vest.

Under the agreement, good reason includes any of the following occurring without the consent of Mr. McGuinn: an adverse change resulting in a diminution in his duties and responsibilities; an adverse change in his title; a change in control of the Company, or a significant relocation of the Company’s office. His employment agreement prohibits Mr. McGuinn from competing with us, or soliciting our customers or employees, in the United States for a period of two years from the date of their termination of employment.

We have also entered into executive employment agreements with Vishal Garg and Raza Khan. Each employment agreement provides for an initial annual base salary of $150,000. The agreements provide for a minimum annual increase in base salary of 10% and additional increases at the discretion of the Board of Directors. Each employment agreement also provides for a minimum annual performance-based bonus of $50,000 and bonuses in excess thereof at the discretion of the Board of Directors. Under the agreements, each executive will also receive options to purchase up to 20% of the shares of our common stock made available under the Plan, 50% of which will vest immediately and the remaining 50% will vest on the first anniversary of the grant date. Subsequent grants of stock options shall vest and be exercisable pursuant to the terms and conditions of the Plan. Additionally, during each calendar quarter during the term of the agreement, each executive will receive options to purchase an additional 5% of the shares of our common stock made available under the Plan. The exercise price of all options will be the fair market value of our common stock on the date such options are granted.

Each employment agreement expires on April 1, 2009, subject to extension or earlier termination. Each employment agreement provides that if Messrs. Garg and Khan are terminated by us without cause or if they terminate their employment agreements for good reason, they will be entitled to their base salary, guaranteed bonus and all health and benefits coverage until the expiration date of their employment agreements, plus one year of severance pay. At the election of the executive in the event of such termination, the executives base salary and guaranteed bonus is payable by the Company within 45 days after his last day of employment. Additionally, all stock options granted to them will immediately vest.

Under the agreements, good reason includes any of the following occurring without the consent of the executive: an adverse change resulting in a diminution in the executive’s duties and responsibilities; an adverse change in the executive’s title; or a change in control of the Company. Each employment agreement prohibits Messrs. Garg and Khan from competing with us, or soliciting our customers or employees, in the United States for a period of one year from the date of their termination of employment.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of our Common Stock on a diluted basis including the exercise of all options and warrants as of August 22, 2005 by (i) each person who, to our knowledge, beneficially owns, or upon completion of the Offering will beneficially own, more than 5% of our Common Stock; (ii) each of our directors and executive officers of the Company; and (iii) all of our executive officers and directors as a group:

Name of Beneficial Owner	Amount (1)	Percent of Class

Edwin J. McGuinn, Jr.(2)	350,670	1.37
Raza Khan(3)	3,440,569	13.44
Vishal Garg(4)	3,286,238	12.84
M. Paul Tompkins(5)	79,434	*
Richmond T. Fisher	0	*
C. David Bushley	0	*
Nomura Credit & Capital, Inc. (6)	6,545,004	25.57
All directors and named executive officers as a group	7,156,911	27.96

(1)
Beneficial ownership is calculated based on [_______________] shares of our Common Stock on a diluted basis including the exercise of all options and warrants exercisable within 60 days of August 22, 2005. Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of August 22, 2005. The shares issuable pursuant to those options or warrants are deemed outstanding for computing the percentage ownership of the person holding these options and warrants but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable.

(2)	Includes 98,785 shares of Common Stock underlying warrants and 410,000 shares of Common Stock underlying options exercisable within 60 days of August 22, 2005.
(3)	Includes 858,006 shares of Common Stock underlying warrants and 100,000 shares of Common Stock underlying options exercisable within 60 days of August 22, 2005.
(4)	Includes 865,586 shares of Common Stock underlying warrants and 100,000 shares of Common Stock underlying options exercisable within 60 days of August 22, 2005.
(5)	Includes 9,434 shares of Common Stock underlying warrants and 20,000 shares of Common Stock underlying options exercisable within 60 days of August 22, 2005.
(6)	Includes 6,545,004 shares of Common Stock underlying warrants exercisable within 60 days of August 22, 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 28, 2003, the Company issued for cash, a convertible note payable in the amount of $110,000 to a related party. Pursuant to the terms of the agreement, the note accrued interest at the rate of 8% per annum and was due and payable, together with interest, on May 26, 2004. The note contained a conversion feature allowing the related party, with proper notice, to convert the note into 5,500,000 shares of the Company’s Common Stock at $0.02 per share. In connection with the Share Exchange this note was forgiven and is no longer outstanding.

PROPOSAL 2 PROPOSED ADOPTION OF 2005 CONSULTANT INCENTIVE PLAN

BACKGROUND

On May 11, 2005, the Board approved a new incentive plan to be offered to the Company’s consultant’s and other non-employee service providers (the “2005 Plan”) which will become effective only on approval of the 2005 Plan by the stockholders of the Company at the Annual Meeting. The 2005 Plan is primarily designed to advance the interests of the Company by providing eligible consultants and other non-employee service providers (“Consultants”) additional incentives to exert their best efforts on behalf of the Company, to reward outstanding performance and to provide a means to retain and motivate persons of outstanding ability to service the Company. All Consultants of the Company and its subsidiaries will be eligible to participate in the 2005 Plan.

Below is a summary of the principal provisions of the 2005 Plan and its operation which summary is qualified in its entirety by reference to the full text of the 2005 Plan a copy of which is attached to this Proxy Statement as Appendix B.

SUMMARY OF THE 2005 PLAN

After obtaining stockholder approval, the Board will reserve a total of 1,500,000 shares of common stock for issuance under the 2005 Plan. If an incentive award granted under the 2005 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the 2005 Plan.

Shares issued under the 2005 Plan through the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of acquiring another entity will not reduce the maximum number of shares available under the 2005 Plan. In addition, the number of shares subject to the 2005 Plan, any number of shares subject to any numerical limit in the 2005 Plan, and the number of shares and terms of any incentive award may be adjusted in the event of any change in the outstanding common stock of the Company by reason of any stock dividend, spin-off, split-up, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares or similar transaction.

No more than 750,000 shares of the authorized shares may be allocated to incentive awards granted or awarded to any individual participant during any 36-month period. Any shares of restricted stock, restricted stock units, performance grants or stock awards that are forfeited will not count against this limit.

The maximum cash payment that can be made for all incentive awards granted to any one individual under the 2005 Plan will be $500,000 times the number of 12-month periods in any performance cycle for any single or combined performance goals. Any amount that is deferred by a participant is subject to this limit in the year in which the deferral is made but not in any later year in which payment is made.

ADMINISTRATION

The Compensation Committee of the Board, or a subcommittee of the Compensation Committee, will administer the 2005 Plan. Subject to the terms of the 2005 Plan, the Compensation Committee will have complete authority and discretion to determine the terms of incentive awards.

STOCK OPTIONS

The 2005 Plan authorizes the grant of nonqualified stock options. Nonqualified stock options are stock options that do not satisfy the requirements of Section 422 of the Internal Revenue Code (the “Code”). Options granted under the 2005 Plan entitle the grantee, upon exercise, to purchase a specified number of shares from us at a specified exercise price per share. The Compensation Committee determines the period of time during which an option may be exercised, as well as any vesting schedule, except that no option may be exercised more than 10 years after the date of grant. The exercise price for shares of common stock covered by an option cannot be less than the fair market value of the common stock on the date of grant unless we agree otherwise at the time of the grant.

Under the 2005 Plan, a participant may not surrender an option for the grant of a new option with a lower exercise price or another incentive award. In addition, if a participant’s option is cancelled before its termination date, the participant may not receive another option within six months of the cancellation date unless the exercise price of the new option equals or exceeds the exercise price of the cancelled option.

RESTRICTED STOCK AWARDS

The 2005 Plan also authorizes the grant of restricted stock awards on terms and conditions established by the Compensation Committee, which may include performance conditions. The terms and conditions will include the designation of a restriction period during which the shares are not transferable and are subject to forfeiture. In general, the minimum restriction period applicable to any award of restricted stock that is not subject to the achievement of one or more performance standards is three years from the date of grant. The minimum restriction period for any award of restricted stock that is subject to one or more performance standards is one year from the date of grant, except that restriction periods of shorter duration may be approved for awards of restricted stock or restricted stock units combined with respect to up to 600,000 shares reserved for issuance under the Plan.

RESTRICTED STOCK UNITS

Restricted stock units may be granted on the terms and conditions established by the Compensation Committee, including conditioning the lapse of restrictions on the achievement of one or more performance goals. In the case of restricted stock units, no shares are issued at the time of grant. Rather, upon lapse of restrictions, a restricted stock unit entitles a participant to receive shares of common stock or a cash amount equal to the fair market value of a share of common stock on the date the restrictions lapse. The requirements with respect to restriction periods for restricted stock units are the same as those for restricted stock awards.

PERFORMANCE GRANTS

The Compensation Committee may make performance grants to any participant that are intended to comply with Section 162(m) of the Code. Each performance grant will contain performance goals for the award, including the performance criteria, the target and maximum amounts payable, and other terms and conditions. Performance criteria may include price per share of the Company’s common stock, return on assets, expense ratio, book value, investment return, return on invested capital (“ROIC”), free cash flow, value added (ROIC less cost of capital multiplied by capital), total stockholder return, economic value added (net operating profit after tax less cost of capital), operating ratio, cost reduction (or limits on cost increases), debt to capitalization, debt to equity, earnings, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, earnings per share (including or excluding nonrecurring items), earnings per share before extraordinary items, income from operations (including or excluding nonrecurring items), income from operations compared to capital spending, net income (including or excluding nonrecurring items, extraordinary items and/or the accumulative effect of accounting changes), net sales, return on capital employed, return on equity, return on investment, return on sales, and sales volume.

The Compensation Committee will make all determinations regarding the achievement of performance goals. Actual payments to a participant under a performance grant will be calculated by applying the achievement of performance criteria to the performance goal. Performance grants will be payable in cash, shares of common stock or a combination of cash and shares of common stock. The Compensation Committee may reduce or eliminate, but not increase the payments except as provided in the performance grant.

STOCK AWARDS

The 2005 Plan authorizes the making of stock awards. The Compensation Committee will establish the number of shares of common stock to be awarded and the terms applicable to each award, including performance restrictions. No more than 600,000 shares of common stock, reduced by restricted stock and restricted stock unit awards, may be granted under the 2005 Plan without performance restrictions.

STOCK APPRECIATION RIGHTS

The Compensation Committee may grant stock appreciation rights (“SARs”) under the 2005 Plan. Subject to the terms of the award, SARs entitle the participant to receive a distribution in an amount not to exceed the number of shares of common stock subject to the portion of the SAR exercised multiplied by the difference between the market price of a share of common stock on the date of exercise of the SAR and the market price of a share of common stock on the date of grant of the SAR. Such distributions are payable in cash or shares of common stock, or a combination thereof, as determined by the Compensation Committee.

CHANGE IN CONTROL

The Compensation Committee may make provisions in incentive awards with respect to a change in control, including acceleration of vesting or removal of restrictions or performance conditions.

DURATION, AMENDMENT AND TERMINATION

The Board may suspend or terminate the 2005 Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the 2005 Plan will terminate on September 20, 2015. The Board may also amend the 2005 Plan at any time. No change may be made that increases the total number of shares of common stock reserved for issuance pursuant to incentive awards or reduces the minimum exercise price for options or exchange of options for other incentive awards, unless such change is authorized by our stockholders. A termination or amendment of the 2005 Plan previously granted will not, without the consent of the participant, adversely affect a participant’s rights under a previously granted incentive award.

RESTRICTIONS ON TRANSFER - DEFERRAL

Except as otherwise permitted by the Compensation Committee and provided in the incentive award, incentive awards may not be transferred or exercised by another person except by will or by the laws of descent and distribution. The Compensation Committee may permit participants to elect to defer the issuance of common stock or the settlement of awards in cash under the 2005 Plan.

FEDERAL INCOME TAX INFORMATION

The following is a general summary of the current federal income tax treatment of incentive awards, which would be authorized to be granted under the 2005 Plan, based upon the current provisions of the Code and regulations promulgated thereunder. The rules governing the tax treatment of such awards are quite technical, so the following discussion of tax consequences is necessarily general in nature and is not complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, this discussion does not address the tax consequences under applicable state and local law.

Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Performance Grants, and Stock Awards: A participant generally is not required to recognize income on the grant of a nonqualified stock option, a stock appreciation right, restricted stock units, a performance grant, or a stock award. Instead, ordinary income generally is required to be recognized on the date the nonqualified stock option or stock appreciation right is exercised, or in the case of restricted stock units, performance grants, and stock awards, upon the issuance of shares and/or the payment of cash pursuant to the terms of the incentive award. In general, the amount of ordinary income required to be recognized is, (a) in the case of a nonqualified stock option, an amount equal to the excess, if any, of the fair market value of the shares on the exercise date over the exercise price, (b) in the case of a stock appreciation right, the amount of cash and/or the fair market value of any shares received upon exercise plus the amount of taxes withheld from such amounts, and (c) in the case of restricted stock units, performance grants, and stock awards, the amount of cash and/or the fair market value of any shares received in respect thereof, plus the amount of taxes withheld from such amounts.

Restricted Stock: Unless a participant who receives an award of restricted stock makes an election under Section 83(b) of the Code as described below, the participant generally is not required to recognize ordinary income on the award of restricted stock. Instead, on the date the shares vest (i.e., become transferable and no longer subject to forfeiture), the participant will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on such date over the amount, if any, paid for such shares. If a participant makes a Section 83(b) election to recognize ordinary income on the date the shares are awarded, the amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount, if any, paid for such shares. In such case, the participant will not be required to recognize additional ordinary income when the shares vest.

Gain or Loss on Sale or Exchange of Shares: In general, gain or loss from the sale or exchange of shares granted or awarded under the 2005 Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange.

Deductibility by Company: In general, in the case of a nonqualified stock option, a stock appreciation right, restricted stock, restricted stock units, performance grants, and stock awards, the Company will be allowed a deduction in an amount equal to the amount of ordinary income recognized by a participant, provided that certain income tax reporting requirements are satisfied.

Parachute Payments: Where payments to certain employees that are contingent on a change in control exceed limits specified in the Code, the employee generally is liable for a 20 percent excise tax on, and the corporation or other entity making the payment generally is not entitled to any deduction for, a specified portion of such payments. The Compensation Committee may make awards as to which the vesting thereof is accelerated by a change in control of the Company. Such accelerated vesting would be relevant in determining whether the excise tax and deduction disallowance rules would be triggered with respect to certain Company employees.

VOTE REQUIRED

To be approved, this proposal must receive a “FOR” vote from the holders of a majority of the shares of common stock present and entitled to vote either in person or by proxy at the Annual Meeting.

THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL TO APPROVE THE 2005 PLAN.

PROPOSAL 3 AMENDMENT AND RESTATEMENT OF 2004 OMNIBUS INCENTIVE PLAN

BACKGROUND

The third matter to be considered at the Annual Meeting will be the approval of an amendment to and restatement of the Company’s 2004 Omnibus Incentive Plan (the “2004 Plan”). Such amendment and restatement will (1) change the name of the 2004 Plan to the MRU Holdings, Inc. 2004 Incentive Plan (after such amendment and restatement the “New 2004 Plan”), (2) increase the number of shares for which options and other awards may be granted from 1,500,000 shares of common stock to 5,000,000 shares of common stock in order to ensure that a sufficient number of shares will be available for future grants to meet the overall goals and objectives of the New 2004 Plan, (3) revise the definition of fair market value to indicate the stock exchange on which the Company’s common stock is currently being listed for trading, (4) revise the definition of “Committee” to provide that in the event a Compensation Committee does not exist the entire Board will act as the Committee for purposes of administration of the New 2004 Plan and (5) remove consultants and other service providers as eligible participants under the New 2004 Plan.

SUMMARY

The 2004 Plan was adopted as an equity-based compensation plan to provide incentives to, and to attract, motivate, and retain the highest qualified employees, directors, consultants and other third party service providers. The 2004 Plan enables the Board to provide equity-based incentives through grants or awards of stock options, restricted stock awards, restricted stock units, performance grants, stock awards, and stock appreciation rights (collectively, “Incentive Awards”) to the Company’s present and future employees, consultants, directors, consultants and other third party service providers. As of August 22 2005, 970,000 shares of common stock have been issued under the 2004 Plan.

On May 11, 2005, in connection with the approval to adopt the 2005 Plan, the Board adopted the amendment and restatement of the 2004 Plan to make the revision indicated herein. The New 2004 Plan will continue to serve those purposes for which the 2004 Plan was adopted. The following is a summary of the material aspects of the New 2004 Plan. Such summary is qualified in its entirety by reference to the full text of the New 2004 Plan, a copy of which is set forth as Appendix C to this Proxy Statement.

After obtaining stockholder approval, the Board will reserve a total of 5,000,000 shares of common stock for issuance under the New 2004 Plan. If an Incentive Award granted pursuant to the New 2004 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an Incentive Award, the shares subject to such award and the surrendered shares will become available for further awards under the New 2004 Plan.

Shares issued under the New 2004 Plan through the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of acquiring another entity will not reduce the maximum number of shares available under the New 2004 Plan. In addition, the number of shares subject to the New 2004 Plan, any number of shares subject to any numerical limit in the New 2004 Plan, and the number of shares and terms of any Incentive Award may be adjusted in the event of any change in the outstanding common stock of the Company by reason of any stock dividend, spin-off, split-up, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares or similar transaction.

No more than 1,500,000 shares of the authorized shares of common stock may be allocated to Incentive Awards granted or awarded to any individual participant during any 36-month period. Any shares of restricted stock, restricted stock units, performance grants or stock awards that are forfeited will not count against this limit.

The maximum cash payment that can be made for all Incentive Awards granted to any one individual under the New 2004 Plan will be $500,000 times the number of 12-month periods in any performance cycle for any single or combined performance goals. Any amount that is deferred by a participant is subject to this limit in the year in which the deferral is made but not in any later year in which payment is made.

ADMINISTRATION

The Compensation Committee, or a subcommittee of the Compensation Committee or in the event that a Compensation Committee does not then exist the entire Board, will administer the New 2004 Plan. Subject to the terms of the New 2004 Plan, the Compensation Committee will have complete authority and discretion to determine the terms of Incentive Awards.

STOCK OPTIONS

The New 2004 Plan authorizes the grant of incentive stock options and nonqualified stock options. Incentive stock options are stock options that satisfy the requirements of Section 422 of the Code. Nonqualified stock options are stock options that do not satisfy the requirements of Section 422 of the Code. Options granted under the New 2004 Plan entitle the grantee, upon exercise, to purchase a specified number of shares from us at a specified exercise price per share. The Compensation Committee will determine the period of time during which an option may be exercised, as well as any vesting schedule, except that no option may be exercised more than 10 years after the date of grant. The exercise price for shares of common stock covered by an option cannot be less than the fair market value of the common stock on the date of grant unless we agree otherwise at the time of the grant.

Under the New 2004 Plan, a participant may not surrender an option for the grant of a new option with a lower exercise price or another incentive award. In addition, if a participant’s option is cancelled before its termination date, the participant may not receive another option within six months of the cancellation date unless the exercise price of the new option equals or exceeds the exercise price of the cancelled option.

RESTRICTED STOCK AWARDS

The New 2004 Plan also authorizes the grant of restricted stock awards on terms and conditions established by the Compensation Committee, which may include performance conditions. The terms and conditions will include the designation of a restriction period during which the shares are not transferable and are subject to forfeiture. In general, the minimum restriction period applicable to any award of restricted stock that is not subject to the achievement of one or more performance standards is three years from the date of grant. The minimum restriction period for any award of restricted stock that is subject to one or more performance standards is one year from the date of grant, except that restriction periods of shorter duration may be approved for awards of restricted stock or restricted stock units combined with respect to up to 1,400,000 shares reserved for issuance under the New 2004 Plan.

RESTRICTED STOCK UNITS

Restricted stock units may be granted on the terms and conditions established by the Compensation Committee, including conditioning the lapse of restrictions on the achievement of one or more performance goals. In the case of restricted stock units, no shares are issued at the time of grant. Rather, upon lapse of restrictions, a restricted stock unit entitles a participant to receive shares of common stock or a cash amount equal to the fair market value of a share of common stock on the date the restrictions lapse. The requirements with respect to restriction periods for restricted stock units are the same as those for restricted stock awards.

PERFORMANCE GRANTS

The Compensation Committee may make performance grants to any participant that are intended to comply with Section 162(m) of the Code. Each performance grant will contain performance goals for the award, including the performance criteria, the target and maximum amounts payable, and other terms and conditions. Performance criteria may include price per share of common stock, return on assets, expense ratio, book value, investment return, ROIC, free cash flow, value added (ROIC less cost of capital multiplied by capital), total stockholder return, economic value added (net operating profit after tax less cost of capital), operating ratio, cost reduction (or limits on cost increases), debt to capitalization, debt to equity, earnings, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, earnings per share (including or excluding nonrecurring items), earnings per share before extraordinary items, income from operations (including or excluding nonrecurring items), income from operations compared to capital spending, net income (including or excluding nonrecurring items, extraordinary items and/or the accumulative effect of accounting changes), net sales, return on capital employed, return on equity, return on investment, return on sales, and sales volume.

The Compensation Committee will make all determinations regarding the achievement of performance goals. Actual payments to a participant under a performance grant will be calculated by applying the achievement of performance criteria to the performance goal. Performance grants will be payable in cash, shares of common stock or a combination of cash and shares of common stock. The Compensation Committee may reduce or eliminate, but not increase the payments except as provided in the performance grant.

STOCK AWARDS

The New 2004 Plan authorizes the making of stock awards. The Compensation Committee will establish the number of shares of common stock to be awarded and the terms applicable to each award, including performance restrictions. No more than 1,400,000 shares of common stock, reduced by restricted stock and restricted stock unit awards, may be granted under the New 2004 Plan without performance restrictions.

STOCK APPRECIATION RIGHTS

The Compensation Committee may grant SARs under the New 2004 Plan. Subject to the terms of the award, SARs entitle the participant to receive a distribution in an amount not to exceed the number of shares of common stock subject to the portion of the SAR exercised multiplied by the difference between the market price of a share of common stock on the date of exercise of the SAR and the market price of a share of common stock on the date of grant of the SAR. Such distributions are payable in cash or shares of common stock, or a combination thereof, as determined by the Compensation Committee.

CHANGE IN CONTROL

The Compensation Committee may make provisions in Incentive Awards with respect to a change in control, including acceleration of vesting or removal of restrictions or performance conditions.

DURATION, AMENDMENT AND TERMINATION

The Board may suspend or terminate the New 2004 Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the New 2004 Plan will terminate on September 20, 2015. The Board may also amend the New 2004 Plan at any time. No change may be made that increases the total number of shares of common stock reserved for issuance pursuant to Incentive Awards or reduces the minimum exercise price for options or exchange of options for other Incentive Awards, unless such change is authorized by our stockholders. A termination or amendment of the New 2004 Plan will not, without the consent of the participant, adversely affect a participant’s rights under a previously granted incentive award.

RESTRICTIONS ON TRANSFER: DEFERRAL

Except as otherwise permitted by the Compensation Committee and provided in the Incentive Award, Incentive Awards may not be transferred or exercised by another person except by will or by the laws of descent and distribution. The Compensation Committee may permit participants to elect to defer the issuance of common stock or the settlement of awards in cash under the New 2004 Plan.

FEDERAL INCOME TAX INFORMATION

The following is a general summary of the current federal income tax treatment of incentive awards, which are authorized to be granted under the New 2004 Plan, based upon the current provisions of the Code and regulations promulgated thereunder. The rules governing the tax treatment of such awards are quite technical, so the following discussion of tax consequences is necessarily general in nature and is not complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, this discussion does not address the tax consequences under applicable state and local law.

Incentive Stock Options: A participant will not recognize income on the grant or exercise of an incentive stock option. However, the difference between the exercise price and the fair market value of the stock on the date of exercise is an adjustment item for purposes of the alternative minimum tax. If a participant does not exercise an incentive stock option within certain specified periods after termination of employment, the participant will recognize ordinary income on the exercise of an incentive stock option in the same manner as on the exercise of a nonqualified stock option, as described below.

The general rule is that gain or loss from the sale or exchange of shares acquired on the exercise of an incentive stock option will be treated as capital gain or loss. If certain holding period requirements are not satisfied, however, the participant generally will recognize ordinary income at the time of the disposition. Gain recognized on the disposition in excess of the ordinary income resulting therefrom will be capital gain, and any loss recognized will be a capital loss.

Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Performance Grants, and Stock Awards: A participant generally is not required to recognize income on the grant of a nonqualified stock option, a stock appreciation right, restricted stock units, a performance grant, or a stock award. Instead, ordinary income generally is required to be recognized on the date the nonqualified stock option or stock appreciation right is exercised, or in the case of restricted stock units, performance grants, and stock awards, upon the issuance of shares and/or the payment of cash pursuant to the terms of the incentive award. In general, the amount of ordinary income required to be recognized is, (a) in the case of a nonqualified stock option, an amount equal to the excess, if any, of the fair market value of the shares on the exercise date over the exercise price, (b) in the case of a stock appreciation right, the amount of cash and/or the fair market value of any shares received upon exercise plus the amount of taxes withheld from such amounts, and (c) in the case of restricted stock units, performance grants, and stock awards, the amount of cash and/or the fair market value of any shares received in respect thereof, plus the amount of taxes withheld from such amounts.

Restricted Stock: Unless a participant who receives an award of restricted stock makes an election under Section 83(b) of the Code as described below, the participant generally is not required to recognize ordinary income on the award of restricted stock. Instead, on the date the shares vest (i.e., become transferable and no longer subject to forfeiture), the participant will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on such date over the amount, if any, paid for such shares. If a participant makes a Section 83(b) election to recognize ordinary income on the date the shares are awarded, the amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount, if any, paid for such shares. In such case, the participant will not be required to recognize additional ordinary income when the shares vest.

Gain or Loss on Sale or Exchange of Shares: In general, gain or loss from the sale or exchange of shares granted or awarded under the New 2004 Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange. However, if certain holding period requirements are not satisfied at the time of a sale or exchange of shares acquired upon exercise of an incentive stock option (a “disqualifying disposition”), a participant generally will be required to recognize ordinary income upon such disposition.

Deductibility by Company: The Company generally is not allowed a deduction in connection with the grant or exercise of an incentive stock option. However, if a participant is required to recognize ordinary income as a result of a disqualifying disposition, we will be entitled to a deduction equal to the amount of ordinary income so recognized. In general, in the case of a nonqualified stock option (including an incentive stock option that is treated as a nonqualified stock option), a stock appreciation right, restricted stock, restricted stock units, performance grants, and stock awards, the Company will be allowed a deduction in an amount equal to the amount of ordinary income recognized by a participant, provided that certain income tax reporting requirements are satisfied.

Parachute Payments: Where payments to certain employees that are contingent on a change in control exceed limits specified in the Code, the employee generally is liable for a 20 percent excise tax on, and the corporation or other entity making the payment generally is not entitled to any deduction for, a specified portion of such payments. The Compensation Committee may make awards as to which the vesting thereof is accelerated by a change in control of the Company. Such accelerated vesting would be relevant in determining whether the excise tax and deduction disallowance rules would be triggered with respect to certain Company employees.

Performance-Based Compensation: Subject to certain exceptions, Section 162(m) of the Code disallows federal income tax deductions for compensation paid by a publicly-held corporation to certain executives (generally the five highest paid officers) to the extent the amount paid to an executive exceeds $1 million for the taxable year. The New 2004 Plan has been designed to allow the Compensation Committee to grant stock options, stock appreciation rights, restricted stock, restricted stock units, and performance grants that qualify under an exception to the deduction limit of Section 162(m) for performance-based compensation.

VOTE REQUIRED

To be approved, this proposal must receive a “for” vote from the holders of a majority of the shares of common stock present and entitled to vote either in person or by proxy at the Annual Meeting.

THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL TO AMEND AND RESTATE THE 2004 PLAN.

PROPOSAL 4 AMENDMENT TO CERTIFICATE OF INCORPORATION

Our Certificate of Incorporation, as amended, authorizes the issuance of 50 million shares of common stock, par value $0.001 per share, and 5 million shares of preferred stock, par value $0.001 per share, of which 4,500,000 shares have been designated as Series A Convertible Preferred Stock. On July 11, 2005, the Board of Directors approved, subject to obtaining stockholder approval, an amendment to the Certificate of Incorporation to increase the number of shares of common stock authorized for issuance from 50 million shares to 200 million shares and to increase the number of shares of preferred stock authorized for issuance from 5 million shares to 25 million shares and declared the amendment to be advisable and in the best interests of the Company and its stockholders and is therefore submitting the proposed amendment to its stockholders for approval.

As of August 22, 2005, there were [______] shares of common stock issued and outstanding, [____] shares of common stock issuable on exercise of warrant and options issued by the Company, [_____] shares of common stock issuable on conversion of issued and outstanding shares of Series A Convertible Preferred Stock and [______] shares of common stock reserved for issuance under the Company’s 2004 Plan. As of the same date, we have approximately [_____] shares of common stock available for future issuance. The proposed amendment to the Certificate of Incorporation would not alter the terms of the outstanding Series A Convertible Preferred Stock.

TEXT OF THE AMENDMENT

We propose to amend the Certificate of Incorporation, as amended, solely for the purpose of increasing the total number of shares of capital stock of the corporation authorized for issuance from 55 million to 225 million of which 200 million shall be shares of common stock and 25 million shares shall be preferred stock. If this proposal is approved by the stockholders, Article FOURTH of the Certificate of Incorporation will be amended to read in its entirety as follows:

FOURTH: This corporation shall have authority to issue Two Hundred and Twenty Five Million (225,000,000) shares of capital stock of which Two Hundred Million (200,000,000) shares shall be common stock, par value $.001 per share, and Twenty Five Million (25,000,000) shares shall be preferred stock, par value $.001 per share. Each share of common stock shall entitle the holder thereof to one vote, in person or by proxy, on any matter on which action of the stockholders of this corporation is sought. The holders of shares of preferred stock shall have no right to vote such shares, except (i) as determined by the Board of Directors of this corporation in accordance with the provisions of Section (3) ARTICLE FIFTH of this Certificate of Incorporation, or (ii) as otherwise provided by the Delaware General Corporation Law, as amended from time to time. The holders of shares of capital stock of this corporation shall not possess cumulative voting rights and shall not be entitled to pre-emptive or preferential rights to subscribe to any unissued stock or any other securities which the corporation may now or hereafter be authorized to issue. The corporation’s capital stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.

PURPOSE OF THE AMENDMENT

The Board of Directors is recommending an increase to the authorized number of shares of capital stock of the Company to ensure a sufficient number of available shares authorized for issuance for future corporate needs. The Board of Directors may issue authorized shares of our capital stock in its discretion from time to time, subject to applicable laws, rules, regulations or listing requirements. The newly authorized shares will be issuable by the Board for any proper corporate purpose, including future acquisitions, capital-raising transactions which may involve the issuance of convertible securities or other equity securities, stock splits, stock dividends and current or future equity compensation plans. The authorization of additional shares now will enable the Company to issue stock in future transactions and instances in a timely manner without the additional expense or delay incident to obtaining stockholder approval for each individual transaction or issuance. There are currently no commitments with respect to the issuance of any of the additional shares of stock that would be authorized by the proposed amendment.

RIGHTS OF STOCKHOLDERS

Any additional authorized shares of common stock, if and when issued, would be part of our existing class of common stock and would have the same rights and privileges as the shares of common stock currently outstanding. Our stockholders do not have pre-emptive rights with respect to the common stock, nor do they have cumulative voting rights. Accordingly, should the Board of Directors issue additional shares of common stock, existing stockholders would not have any preferential rights to purchase any of such shares, and their percentage ownership of our then outstanding common stock could be reduced.

POTENTIAL ADVERSE EFFECTS

Future issuances of common stock or securities convertible into common stock could have a dilutive effect on our earnings per share, book value per share and the voting power and interest of current stockholders. In addition, the availability or the issuance of additional shares of common stock could, under certain circumstances, discourage or make more difficult any efforts to obtain control of the Company. The Board is not aware of any attempt, or contemplated attempt, to acquire control of the Company, nor is this proposal being presented with the intent that it be used to prevent or discourage any acquisition attempt. However, nothing would prevent the Board from taking any such actions that it deems to be consistent with its fiduciary duties.

EFFECTIVENESS OF AMENDMENT

If the proposed amendment is adopted, it will become effective upon the filing of a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware.

VOTE REQUIRED

To be approved, this proposal must receive a “for” vote from the holders of a majority of the shares of common stock present and entitled to vote either in person or by proxy at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Bagell, Josephs & Company, L.L.C. was the independent registered public accounting firm that audited the Company’s financial statements for the fiscal years ending December 31, 2004 and 2003. A representative of Baggell Josephs & Company will attend the Annual Meeting and have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The Company has not yet selected the principal accountant for the current year. The aggregate fees billed by Bagell, Josephs & Company in connection with audit and non-audit services rendered for fiscal years 2004 and 2003 are as follows:

	Fiscal Year 2004	Fiscal Year 2003

Audit Fees[1]	$10,070	--
Audit-related Fees[2]	--	--
Tax Fees[3]	--	--
All Other Fees[4]	$18,437	--
TOTAL	$28,508	--

(1)
Represents fees for professional services rendered in connection with the audit of our annual financial statements, reviews of our quarterly financial statements and advice provided on accounting matters that arose in connection with audit services.

(2)	Represents fees for professional services related to the audits of our employee benefit plan and other statutory or regulatory filings.
(3)	Represents fees for tax services provided in connection with general tax matters.
(4)
All other fees represent fees for services provided to the Company that are not otherwise included in the categories above which consist of fees for professional services related to the review of our annual and quarterly financial statements for various filings made by the Company with the Commission.

STOCKHOLDER PROPOSALS

Stockholders who wish to include a proposal in our proxy statement and form of proxy relating to the 2006 Annual Meeting should deliver a written copy of their proposal to our principal executive offices no later than March 20, 2006. Proposals must comply with the SEC proxy rules relating to stockholder proposals in order to be included in our proxy materials. Except for stockholder proposals to be included in our proxy statement and form of proxy, the deadline for nominations for director and other proposals made by a stockholder is February 1, 2006. We may solicit proxies in connection with next year’s Annual Meeting which confer discretionary authority to vote on any stockholder proposals of which we do not receive notice by February 1, 2006. Proposals should be directed to Louis W. Zehil, Corporate Secretary, McGuireWoods LLP, 1345 Avenue of the Americas, New York, New York 10105.

ANNUAL REPORT; DELIVERY TO STOCKHOLDERS SHARING ADDRESS

We are providing a copy of our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, simultaneously with delivery of this proxy statement. You may obtain additional copies of the Annual Report by writing to Louis W. Zehil, Corporate Secretary, McGuireWoods LLP, 1345 Avenue of the Americas, New York, New York 10105.

We are delivering only one proxy statement and Annual Report to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will promptly deliver upon written or oral request a separate copy of this proxy statement or the Annual Report to a stockholder at a shared address to which a single copy was sent. If you are a stockholder residing at a shared address and would like to request an additional copy of the proxy statement or Annual Report now or with respect to future mailings (or to request to receive only one copy of the proxy statement or Annual Report if you are currently receiving multiple copies), please send your request to Louis W. Zehil, Corporate Secretary, McGuireWoods LLP, 1345 Avenue of the Americas, New York, New York 10105.

OTHER MATTERS

As of the date of this proxy statement, our Board of Directors does not anticipate that other matters will be brought before the Annual Meeting. If, however, other matters are properly brought before the Annual Meeting, the persons appointed as proxies will have the discretion to vote or act thereon according to their best judgment.

COST OF SOLICITATION

We will bear the cost of solicitation of proxies, including expenses in connection with the preparation and mailing of this proxy statement. We will solicit primarily through the mail, and our officers, directors, and employees may solicit by personal interview, telephone, facsimile, or e-mail proxies. These people will not receive additional compensation for such solicitations, but we may reimburse them for their reasonable out-of-pocket expenses.

Holders of common stock are requested to complete, sign, and date the accompanying proxy card and promptly return it to our transfer agent in the enclosed addressed, postage paid envelope.

Louis W. Zehil
Corporate Secretary
Dated: September [__], 2005

Appendix A
Audit Committee Charter

Appendix B
2005 Plan

Appendix C
New 2004 Plan

Appendix D
Proxy Card